EXHIBIT 10.14

INTERCHANGE AGREEMENT

BETWEEN

COMISION FEDERAL DE ELECTRICIDAD

AND

EL PASO ELECTRIC COMPANY

I N D E X

INTERCHANGE AGREEMENT BETWEEN COMISION FEDERAL DE ELECTRICIDAD AND EL PASO ELECTRIC COMPANY

This Electric Energy Interchange Agreement (referred to hereinafter as the "Agreement") is entered into by and between Comisión Federal de Electricidad, represented herein by its General Director, Mr. Alberto Escofet Artigas and El Paso Electric Company, represented herein by its President Mr. Evern R. Wall, in accordance to the following recitals and clauses, in which, for purposes of brevity, the Parties shall be referred to as "CFE" and "EPE", respectively.

RECITALS

This Agreement is entered into on April 14, 1982, by and between Comisión Federal de Electricidad and El Paso Electric Company. CFE is a Descentralized Institution which is part of the Federal Public Administration of the United Mexican States, whose purpose is to provide the public electric energy service, in accordance with the Ley del Servicio Público de Energía Eléctrica (Electric Energy Public Service I.aw), which was published in the Diario Oficial de la Federación (Official Gazzette of the Federation) of December 22, 1975; being represented herein by its General Director, Mr. Alberto Escofet Artigas, who evidences his authority and powers in the terms of Article 14 of the above-cited Law, with a certified copy of his appointment, issued by the President of the Republic, recorded under Public Instrument Number 37,999, dated July 16, 1980, before Mr. Pedro del Paso Regaert, Notary Public Number 65 of Mexico City.

El Paso Electric Company is a corporation organized and existing under the laws in effect in the State of Texas and in the United States of America, which is represented herein by Mr. Evern R. Wall, President of EPE, who herein evidences his authority and powers with the documents which are presented to C.F.E. and which it keeps in its files.

Hereinafter, CFE and EPE shall also be referred to individually as "Party", or jointly "Parties".

SECTION 1 - PREMISES

1.1
CFE's electric system in Ciudad Juárez, Chihuahua, hereinafter referred to as "CFE-Juárez", and EPE's electric system in El Paso, Texas, hereinafter referred to as "EL PASO", are contiguous along a portion of the Mexico-United States of America border, as is shown in Exhibit "A" hereof.

1.2
Both parties recognize that mutual benefits may derive from the interchange of electric energy between their systems, since such interchange will make the assistance in the operation of both systems possible, improving generation costs and rendering a more dependable service to the corresponding CFE-Juárez and EL PASO consumers.

1.3	Both Parties own and operate facilities for generation, transmission and distribution which may be interconnected through two existing 69/KV transmission lines.

1.4
The CFE-Juárez and EL PASO systems are members of major interconnected systems. CFE-Juárez is a member of CFE's Sistema Interconectado Nacional (SINAL), which shall also be referred to as the "Main System" corresponding to CFE-Juárez and EL PASO is a member of the Western Systems Coordinating Council (WSCC) system, which shall also be referred to as the "Main System" corresponding to EL PASO.

1.5
Both Parties recognize that at the present time it is not practical or convenient for the interconnection between the systems of the Parties to occurr while the CFE-Juárez system is interconnected with the rest of CFE's Sistema Interconectado Nacional (SINAL) and EL PASO's system is simultaneously interconnected with the rest of the Western Systems Coordinating Council (WSCC) system.

1.6
According to what is provided in paragraph 1.5, in order to accomplish the electric energy interchanges between the Parties, it is convenient to separate a part of the system of one of the Parties when this part is interconnected with the Main System corresponding to the other Party, in accordance with the procedures which the Coordinating Committee shall establish within thirty (30) days after the signing hereof.

1.7
This Agreement shall allow the Parties, to join their efforts in order to analyze and construct if necessary, new interconnections which allow to increase colaboration between the Parties. In each case the corresponding situation shall be analyzed and this Agreement shall be modified, ammended or ratified by an additional agreement if necessary, with the appropriate intervention of the corresponding authorities.

1.8	For purposes of implementation of this Agreement, all references to CFE's system, shall be understood as CFE-Juárez's system.

SECTION 2. TERM, TERMINATION AND AUTHORIZATIONS.

2.1
Term. - This Agreement shall become effective when signed by both Parties, and shall continue in effect for a period of two (2) years. At the end of this term, this Agreement shall continue in effect for an indefinite term until written notice of termination is given by either of the Parties ninety (90) days in advance.

2.2
Authorizations. - Each Party agrees to take the necessary steps in their respective country to obtain all the authorizations necessary to implement this Agreement. Each Party agrees to notify the other Party when all of the authorizations required by that Party to implement this Agreement have been obtained.

2.2.1	According to what is provided in paragraph 2.2, as regards CFE, it must obtain authorizations from the agencies which are listed below:

(a)
The Secretaría de Patrimonio y Fomento Industrial (National Assets and Industrial Development Department), with regard to the Ley del Servicio Público de Energía Eléctrica (Electric Energy Public Service Law) and Regulations derived therefrom.

(b)
The Secretaría de Comercio (Commerce Department), according to the Ley del Servicio Público de Energía Eléctrica (Electric Energy Public Service Law) and Regulations derived therefrom, with regard to the importation and exportation of electric energy and in accordance with the Ley sobre Adquisiciones, Arrendamientos y Almacenes de la Administración Pública Federal (Federal Public Administration Acquisitions, Leases and Inventories Law).

2.2.2	According to the provisions of paragraph 2.2, the governmental authorizations which EPE must obtain are the following:

(a)
Presidential permits and authorizations or permits from other governmental agencies with regard to the importation or exportation of electric energy and the construction of facilities on the international border.

(b)
Registration of EPE in the Padrón de Proveedores de la Administración Pública Federal (Federal Public Administration Suppliers List) which is kept by the Secretaría de Comercio (Commerce Department), in accordance with the Ley sobre Adquisiciones, Arrendamientos y Almacenes de la Administración Pública Federal (Federal Public Administration Acquisitions, Leases and Inventories Law) of the United Mexican States.

2.3    Termination.

2.3.1
If the authorizations applicable in each case and referred to in section 2.2 hereof are not obtained during the nine-month period following the signing hereof, the Parties shall meet and decide to adopt any of the following solutions: (i) to terminate this Agreement without any further liability to either of the Parties or (ii) to continue the procedures to obtain such authorizations. If the Parties decide to continue along the lines of option (ii) above, the Agreement shall continue in force for another six-month period at the end of which if either of the Parties has not obtained the required authorizations, either of the Parties may terminate this Agreement by written notice to the other Party, thirty (30) calendar days in advance and without there being further liability to either Party. Once all the authorizations have been issued, neither Party may terminate this Agreement based on this section 2.3.1

2.3.2
Breach. - In case of serious and repeated noncompliance by a Party with the obligations assumed according to this Agreement by a Party towards the other, the affected Party may request in writing to the other Party, the termination of this Agreement, regardless of the normal termination term provided for in section 2.1, giving authentic proof of the motives which justify its decision.

2.3.3
Termination of the Agreement in accordance to sections 2.3.1 or 2.3.2 shall not release either of the Parties of the obligation to return the interchange services derived from this Agreement or from complying with the corresponding compensation for the services which may have been previously received from the other Party.

SECTION 3. - DEFINITIONS.

For purposes of this Agreement, the Parties agree to establish the following conventional definitions:

3.1	Sistema Interconectado Nacional (SINAL) - The main electric system of CFE of which the electric system of CFE-Juárez is a part.

3.2
Western Systems Coordinating Council (WSCC) - An organization consisting of several electric utilities which are interconnected and are located in the western portion of the United States of America and Canada and of which EPE is a member.

3.3
CFE-Juárez - The electric system owned by CFE which supplies the northern portion of the State of Chihuahua and is contiguous with the United States of America border, and which is connected with the rest of SINAL at the Moctezuma Substation.

3.4
EL PASO - The electric system owned by EPE which supplies the southern portion of the State of New Mexico and the western portion of the State of Texas, which is contiguous with the Mexican border, and which is connected with the rest of the WSCC system at several points which are shown in Exhibit "A" of this document.

3.5	Capacity - The measure in Megawatts of the dependable load-carrying ability of one or more generating units determined in accordance with prevailing operating conditions at the applicable time.

3.6	Capacity Resources - The Capacity Resources of EL PASO are:

(a)	The Capacity of the generating units installed in EPE's service area, plus

(b)	The capacity owned by EPE from generating units installed outside EPE's service area, plus

(c)	The aggregate capacity made available to EL PASO on a firm basis under purchase contracts with Third Parties, minus

(d)	The aggregate capacity made available, under sales contracts, to Third Parties.
The Capacity Resources of CFE-Juárez are:

(a)	The Capacity of all the generating units installed in CFE-Juárez service area, plus

(b)	The aggregate capacity which is made available to CFE--Juárez on a firm basis from other CFE installations, plus

(c)	The aggregate capacity which is made available to CFE-Juárez on a firm basis, according to purchase contracts with Third Parties, minus

(d)	The aggregate capacity made available under sales contracts to Third Parties.

3.7
Unitary Decremental Energy Cost.- The expense in United States of America dollars, per Kilowatt-Hour, which the Receiver would incurr if the total block of energy received in accordance with a particular Interchange Service of this Agreement (after adjustments for any increase or decrease of the Receiver's system transmission losses) were to be obtained in any of the two following manners:

(a)
From generation with its own available Capacity Resources, using the generating unit or units which have the lowest Incremental Operating Costs and which are not being used to satisfy its own energy requirements at the time of the reception of the energy supplied by the Supplier. This expense is equal to the sum of the following concepts, divided by the amount of kilowatt-hours of such energy:

(1)
The cost of make ready, starting up and shutting-down (in case necessary to generate the energy received from the Supplier) such generating units, plus the Replacement Cost of Fuel for no-load operation and the cost of the fuel required to render its own services;

(2)	The Replacement Cost of Fuel or the cost of another primary energy source used to generate such energy in the generating units mentioned; and

(3)	The Incremental Maintenance Cost of such generating units.

(b)	From the purchase of energy from Third Parties, or also, in the case of CFE-Juárez, for the energy obtained from any other installations of CFE.

3.8	Replacement Cost of Fuel.
Unless otherwise mutually agreed, the replacement cost of fuel shall be based on the following:

(1)	For CFE-Juárez the replacement cost of fuel shall be based on the international export price of oil produced in Mexico or the cost of imported fuel, depending on the case.

(2)	For EL PASO, the replacement cost of fuel placed in storage.

3.9	Associated Energy. - The energy (Kilowatt-Hour) associated with contracted capacity.

3.10
Emergency. - Any unforeseeable or inevitable temporary circumstance not within the control of the affected Party (such as the loss or reduction of generating or transmission capacity) which affects the system of either of the Parties, which prevents, interferes or jeopardizes the rendering of satisfactory service in the affected system, as a result of any cause other than: (a) Scheduled Maintenance or (b) an anticipated fuel supply deficiency.

3.11
Emergency Assistance. - Service provided pursuant to Interchange Service A, under which one of the Parties shall supply the other Party, upon the latter's request, the power and energy which the latter may require to reestablish or protect the supply of energy in its system when it is affected by Emergency conditions.

3.12	Energy Requirements. The total energy demand on a Party's system, during the applicable period, expressed in Kilowatt-Hours.

3.13	Energy Resources. - The energy generation capacity which a Party has in its Capacity Resources, during the applicable period, expressed in Kilowatt-Hours.

3.14    Firm Power Delivery.
Deliveries of capacity and electric energy to a Party, which are interruptible only in the event of degradation in the Supplier's system security.
3.15    Unitary Incremental Energy Cost.
The expense, in United States of America dollars, per Kilowatt-Hour incurred by the Supplier to supply the electric energy in accordance with a specific Interchange Service of this Agreement, determined in consideration of the following:

(a)
If the Supplier generated such electric energy with its own generating units, the expense incurred in the generation of electric energy (after adjustments for increases or decreases in the transmission losses in the Supplier's system) using the generating unit or units which have the lowest Incremental Operation Cost and which are not being utilized to meet its Energy Requirements, which expense shall be the sum of the following items divided by the number of Kilowatt-Hours of such energy:

(1)
The cost of make ready, starting up and shutting-down (if necessary to supply such electric energy) the generating units, plus the Replacement Cost of Fuel for no-load operation and the cost of the fuel required to render its own services; plus

(2)	The Replacement Cost of Fuel or the cost of another primary source of energy utilized to generate the electric energy in question, and

(3)	The Incremental Maintenance Cost of the generating units mentioned in this paragraph (a).

(b)
If the Supplier obtained all or part of the electric energy supplied to the Receiver for that purpose and not to satisfy its own Energy requirements, then the Unitary Incremental Energy Cost of the Supplier for the energy acquired for that purpose shall be equal to the purchase price of such energy, which shall be adjusted for any increase or decrease of the transmission losses in the Supplier's system. In the case of CFE-Juárez, if it acquired all or part of the electric energy supplied to the Receiver from the rest of CFE's installations, then the Unitary Incremental Energy Cost for such Energy shall be equal to the cost which CFE incurrs for its generation and transmission.

3.16	Incremental Maintenance Cost.
The amount, expressed in mills of United States of America dollars per Kilowatt-Hour, which the maintenance expenses are increased due to the increase in generation to satisfy the delivery of energy under any of the Interchange Services provided in this Agreement. This cost shall be established by the Coordinating Committee.

3.17	Incremental Operating Cost.
The increase in cost due to fuel consumption in United States of America dollars, per Kilowatt-Hour, due to the increase in the power output of a generating unit.

3.18	Interconnection.
Any arrangement of one or more transmission lines, switches, meters, control devices and other related facilities which directly connect or allow the interchange of electric energy between the CFE-Juárez and EL PASO systems.

3.19	Peak Demand.
The highest aggregate demand, in Megawatts, on all sources of power of a system, including all the purchases of energy during the applicable period, measured in one hour intervals, and less the demand resulting from all the sales of energy and all demands originated from transitory load variations between the interconnected systems.

3.20	Interconnection Point.
The geographical location where the transmission line or lines which are part of an Interconnection, cross the international border.

3.21	Receiver.
The Party receiving service provided for in the Interchange Services attached hereto.

3.22	Scheduled Maintenance.
The removal of a generating unit from service, planned in advance, for inspection or overhaul of one or more major equipment groups.

3.23	Short-Term Firm Capacity.
The service provided in Interchange Service B which, through mutual agreement of the Parties, the Supplier makes available for the Receiver to schedule a specified amount of Capacity and Associated Energy for a determined number of consecutive days.

3.24	Supplier.
The Party furnishing the services provided for in the Interchange Services, attached hereto.
Third Party.
Any person, physical or legal, whether public or private, which operates and/or owns an electric system, excluding any of the Parties to this Agreement.

SECTION 4 - OWNERSHIP AND OPERATION OF THE INTERCONNECTION.

4.1	Each Party accepts the obligation to operate and maintain its interconnection facilities up to the existing Interconnection Points which are shown in Exhibit A and which are described hereunder:

Interconnection I:	Transmission of 69 KV between the Río Grande Substation of EL PASO and Chaveña Substation of CFE‑Juárez.

Interconnection II:	Transmission of 69 KV between the Ascárate Substation of EL PASO and the Colegio Substation of CFE-Juárez.

4.2	Each Party owns its installations up to the Interconnection Points and will modify, design, build, operate and maintain such installations at its own cost.

4.3
When the systems of both Parties, or a portion of them, are operating interconnected, each Party shall take the necessary care to maintain the continuity of service in the supply and receipt of capacity and energy according to this Agreement.

4.4
Neither Party will have physical access to the facilities of the other Party without the prior and express consent of the other Party. No labor relationship shall exist between the personnel of CFE and EPE, nor between the personnel of EPE and CFE. Consequently, each Party shall be considered as the employer of its workers, employees or agents; and will fully assume the responsibility derived from risks related to its facilities. Neither Party shall assume responsibility towards the customers of the other Party or for claims that third parties may bring against one of the Parties with respect to the facilities of the other Party.

4.5	Each of the Parties reserves the right to continue or renew existing agreements and to enter into additional agreements of any type with a Third Party.

SECTION 5 - INTERCHANGE SERVICES.

5.1	Terms and conditions.
The terms and conditions of the services that one Party as Supplier will provide, to the other Party, as Receiver, as provided in this Agreement, and the amount which will be paid for them shall be specifically detailed in the documents referred to as Interchange Services which shall be attached hereto, each one of which, after having been signed by the authorized officers of both Parties and approved by the competent regulatory agencies, shall become part of this Agreement for the whole term thereof or for a lesser term if the Parties so specify in each one of them.

5.2	Interchange Services.
Initially, it is agreed on the following Interchange Services which become part of this Agreement:
Interchange Service A:    Emergency Assistance
Interchange Service B:    Short-Term Firm Capacity

SECTION 6 - ADMINISTRATION.

6.1	Coordinating Committee.
The Parties hereby establish a committee, referred to as the Coordinating Committee, which shall have the authority and obligations set forth in this Section 6 and in other sections of this Agreement.

The Coordinating Committee shall limit its duties to what is established in this Agreement. The Parties agree that within the membership of the Coordinating Committee there is no existing preeminence and therefore all its members shall have equal status and the vote of each member shall have equal value.

6.2	Membership in the Coordinating Committee.
Within thirty (30) days after the date this Agreement becomes effective, each Party shall appoint in written form the person which shall represent it in the Committee, as well as an alternate with authority to act in case of absence of the representative. Such appointments shall be made in written form and shall inform the other Party of the degree of delegated authority and the limitations of the representatives authority. Both Parties may designate new representatives or alternates by written notice to the other Party. The salaries and expenses of the representatives and alternates of each Party shall be borne by the Party they represent.

6.3	Unanimity Requirement.
Any determination, approval, recommendation or any other action related to this Agreement taken by the Coordinating Committee shall require the affirmative vote or consent of each member of such Committee. In case a consensus cannot be reached, the corresponding matter shall be dealt with and resolved by the Sub-Director de Operación (Sub-Director of Operation) of CFE and the President of EPE, with the understanding that the representatives which the Parties appoint hereby for such purpose, may be substituted by written notice to the other Party.

6.4	Meetings.
The Coordinating Committee shall decide on the place and dates to meet, it shall prepare the agendas for the meetings and shall prepare and distribute the minutes of the meetings and other official documents of the Coordinating Committee as well. The meetings of the Coordinating Committee may be called by any of its members, but in any case, such Committee must meet at least once every quarter, or more often if both Parties agree. Each Party undertakes that its representative or alternate shall be present in every meeting of the Coordinating Committee, called with at least fifteen (15) days prior written notice.

6.5	Appointment of Sub-Committees.
The Coordinating Committee is authorized to establish as many permanent or temporary Sub-Committees as necessary to assist the Committee to accomplish its purposes and to exercise its authority, according to the provisions of this Agreement. The Coordinating Committee shall determine the number of representatives which each one of the Parties shall have in each Sub-Committee with the understanding that each Party shall be equally represented. Each one of the Parties, upon being notified of the creation of any Sub-Committee by the Coordinating Committee, shall designate its representative on such Sub-Committee within thirty (30) days after such notice, as well as any alternates who will act in the absence of the representative. The salaries and expenses of the representatives and alternates of each Party shall be borne by the Party they represent.

6.6	Resolutions by Unanimity.
If a Sub-Committee cannot agree on a certain matter entrusted to it by the Coordinating Committee, that Sub-Committee may present several recommendations to the Coordinating Committee for its solution. In case no consensus is reached at the Coordinating Committee, the procedure established in paragraph 6.3 hereof shall be followed.

6.7	Powers and Duties of the Coordinating Committee.
The Coordinating Committee shall have the powers and duties listed in the following paragraphs:

6.7.1	Exchange of Information.
To establish procedures that will provide for exchange of information between the Parties so as to obtain optimum benefits from this Agreement.

6.7.2	Exchange Capacity.
To determine the transfer capacity of Interconnections I and II and of any other future Interconnections, under normal conditions or Emergency.

6.7.3	Metering and Energy Accounting.
To determine procedures to meter the interchange and to make the corresponding registrations, as well as verification and accounting procedures required for the implementation of this Agreement.

6.7.4	Operating Procedures.
To determine procedures and operational standards for the rendering of services according to this Agreement, including the delegation of authority to the system operators of each of the Parties for the implementation of this Agreement.

6.7.5	Interconnection Equipment.
To recommend the equipment needed to enhance the operation of the interconnected systems and for the management of this Agreement.

6.7.6	Attributes for Interchange Services.
To propose additional interchange services and, in such case, to carry out the necessary studies which lead to a recommendation to adjust the technical and economic parameters associated with the different Interchange Services.

6.7.7	Other Powers and Duties.
To carry out other authorized actions which may be necessary for the implementation of this Agreement.

SECTION 7 - OPERATION AND MAINTENANCE.

7.1	General Stipulations.
The provisions of this Section are applicable to all operations governed by this Agreement, unless an Interchange Service specifies otherwise for actions related to such Interchange Service. In the event that the terms of this Agreement conflict with the terms of an Interchange Service, the terms of the Interchange Service will prevail over this Agreement.

7.2	Service Interruption and Disturbances.
The Parties express that the basic objective of this Agreement, according to the premises established in Section 1, is to obtain reciprocal assistance. Therefore, each Party shall operate its system attempting to minimize the probabilities of service interruptions or disturbances which might affect the other Party's service. In the event that one of the Parties deems that service to its own customers is being affected due to the operating conditions of the other Party's system, the proper steps to remedy the deficiency shall be taken by mutual agreement of the Parties. However, it is expressly agreed that neither Party may demand from the other Party payments for damages or losses or any other compensation as a result of service interruptions, disturbances, blackouts or other operating deficiencies. Consequently, each Party must assume the whole responsibility towards its own customers or users regarding claims arising from service interruptions, disturbances, blackouts or other operating deficiencies.
Each Party agrees to hold the other Party harmless if a customer of the first Party brings suit against the other Party.

7.3	Automatic Load Shedding and Tie Separation.
Immediately following the appointment of the Coordinating Committee, it will adopt procedures covering systems separation and automatic load shedding.

7.4	Maintenance of Interconnection Facilities.
Each Party will maintain its own interconnection facilities in good operating condition; however, the Parties shall coordinate scheduled maintenance or construction work, in accordance with the procedures to be established according to the provisions of Section 6.7.4.

7.5	Maintenance of Communication Equipment.
Each Party will pay the expense of maintaining its communication system and of its telemetering facilities, as well as those related to the interconnection of such equipment with the corresponding system of the other Party as needed to effectively implement this Agreement.

7.6	Metering Equipment.
Every capacity and energy service rendered through each Interconnection will be measured at the end of each Interconnection line and at any other location which may be necessary to verify deliveries and interchanges effected pursuant to this Agreement.

7.7	Non-Intentional Interchange of Energy.
The quantity of power and energy supplied according to this Agreement by one Party to the other, according to each Interchange Service or any other service between the CFE-Juárez and EL PASO systems, shall be determined based on quantity scheduled by the system operators of the Parties. The Parties shall operate the respective systems in a way that net energy and capacity delivered be as close as possible to the scheduled net deliveries. Any difference between the scheduled net delivery and the actual net deliveries shall be verified in accordance with the procedures established by the Coordinating Committee and such differences may be compensated in cash or in kind, as determined by the Coordinating Committee.

7.8	Frequency Maintenance.
Each Party shall operate its system in such a way that will permit to maintain the frequency of the Interconnected Systems of the Parties at approximately 60 Hz (within the maximum limits of normal deviations of operation established periodically by the Coordinating Committee).

7.9	KVAR Requirements.
Each Party shall normally provide the reactive kilovoltpere (KVAR) requirements for its own system, so that there will be no interchange of KVAR between the systems; however, by prior agreement of the system operators, the Parties may exchange KVAR. The Parties shall cooperate to control the flow of KVAR to prevent the introduction of objectionable operating conditions on both systems.

SECTION 8 - GENERALITIES.

8.1	Notifications:
All notifications, petitions or applications with regard to this Agreement shall be considered to have been properly given, if sent by registered mail to the Sub-Director de Operación or to the Gerente del Centro Nacional de Control de Energía of the Comisión Federal, Río Ródano 14, 06500 México, D. F., if the notification is for CFE; and to the Secretary, El Paso Electric Company, Post Office Box 982, El Paso, Texas, 79960, if the notification is for El Paso Electric Company. The designation of the person to whom the notifications must be sent, or the address of such person, may be changed at any time by written notice. All notifications relating to the delivery or receipt of energy or relating to the operation of facilities shall be considered valid if transmitted by telephone and registered in the system operators' logs of both Parties.

Notifications of legal nature or within judicial procedures shall be subject to the applicable legal requirements.

8.2	Successors and Assigns.
This Agreement shall innure in the benefit of and shall bind the successors and assigns of both Parties. However, it will not be transferable by either Party without the prior written consent of the other Party, which shall not be denied unless there is justification.

8.3	Fortuitous Event and Force Majeure.
Neither EPE nor CFE shall be responsible for non-compliance with their obligations under this Agreement when such non-compliance is due to force majeure or to a fortuitous event, as defined by the Mexican Legislation. When a fortuitous event or force majeure occur, the affected Party shall notify and evidence such occurrence to the other within ten (10) calendar days of the occurrence.

SECTION 9 - COLLECTIONS AND PAYMENTS.

9.1
The Receiver shall compensate the Supplier for the interchanges rendered according to this Agreement in the amount billed every month. Such bills shall indicate separately the corresponding amounts of each type of Interchange Service that has been supplied.

9.2
The interchanges rendered hereunder shall be accounted for on a calendar month basis. The Supplier shall present a monthly invoice to the Receiver, in United States of America dollars, for the services rendered under this Agreement starting on the month in which the operations of the first interconnection between CFE-Juárez and EL PASO begin. The amounts payable hereunder for any service rendered shall be paid within thirty (30) calendar days after the receipt of the invoice by the corresponding Party.

9.3
In the event that upon reviewing an invoice, the Party which must pay it considers that a portion of the amount billed is not due by it, that Party shall make the corresponding observations to the other Party within a ten (10) natural day period following the receipt of the bill, so that the other Party may in turn review the bill and within the ten (10) natural days following the notification of the observations, make the corresponding correction or clearly evidence the propriety of the charge which is being objected, in the understanding that in the event the Parties have not resolved the existing differences before the term established in paragraph 9.2, fifty percent (50%) of the disputed amount and the total amount which is not disputed shall be paid within such term. The foregoing shall, of course, not preclude the reimbursement of the amount paid in excess or the payment of the additional amount which is determined to be owed, through the corresponding debits or credits on the following bill.

9.4
All payments made by EPE to CFE shall be made in United States of America dollars at a banking institution selected by CFE in Ciudad Juárez, Chihuahua. All payments made by CFE to EPE shall be made in United States of America dollars at a banking institution selected by EPE in El Paso, Texas. Each Party shall notify the other of the selection of a banking institution, pursuant to the terms of paragraph 8.1 of this Agreement, within a fifteen (15) calendar day period following the date of signature of this Agreement.

SECTION 10 - JURISDICTION.

10.1
For the interpretation and compliance of this Agreement, as well as for any case in which judicial intervention is required regarding the Agreement, the Parties hereby submit to the jurisdiction of the competent federal courts in Mexico City, Federal District. In every case, the provisions of article 45 of the Ley del Servicio Público de Energía Eléctrica (Electric Energy Public Service Law) shall be applicable.

SECTION 11 - TAXES.

11.1
The taxes and duties legally assesible which are incurred as a consequence of this Agreement in the United States of America or in the United Mexican States shall be paid respectively by EPE or CFE. In every case regarding payments which CFE must make, the provisions of the Ley de Presupuesto, Contabilidad y Gasto Público (Budget, Accounting and Public Expenditures Law), and regulations promulgated thereunder shall be observed.

SECTION 12 - LANGUAGE.

12.1
The Parties execute this Agreement signing two (2) originals in Spanish and two (2) originals in English. It is hereby agreed that both the Spanish and English texts of this Agreement are valid and binding, so long as the English version which is signed has been prepared and certified by an official expert translator authorized to act as such by the Mexican judicial authorities; and in the event of a dispute, both texts shall be used to determine the intention of the Parties.

This Agreement is signed in Mexico City, Federal District, on April 14, 1982.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/Evern R. Wall	/s/[ILLEGIBLE]

President	General Director

EL SUSCRITO, LIC. ANDRES OCHOA BUNSOW, PERITO TRADUCTOR E INTERPRETE DE IDIOMAS, DEBIDAMENTE DESIGNADO Y AUTORIZADO POR EL TRIBUNAL SUPERIOR DE JUSTICIA DEL DISTRITO FEDERAL, SEGUN BOLETIN JUDICIAL No. 30 DE FECHA 13 DE FEBRERO DE 1981.

CERTIFICO:

QUE LA ANTERIOR ES UNA FIEL TRADUCCION DEL INGLES AL ESPAÑOL, DEL DOCUMENTO ORIGINAL QUE TUVE A LA VISTA Y QUE SE ADJUNTA A ESTA TRADUCCION PARA TODOS LOS EFECTOS LEGALES A QUE HAYA LUGAR.

MEXICO, D. F., A 14 DE ABRIL DE 1982

INTERCHANGE SERVICE A
EMERGENCY ASSISTANCE
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY
SECTION 1 - OBJECTIVE.

1.1	The objective of this Interchange Service A is to render Emergency Assistance between the electric systems of CFE-Juárez and EL PASO.

1.2
The Parties recognize that the terms under which a Party, as Receiver, has the right to request Emergency Assistance, and the other Party, as Supplier, is obligated according to this Service to provide Emergency Assistance, are conditions which arise in temporary circumstances out of control of the affected Party and which prevent, interfere or jeopardize the rendering of satisfactory service in the system of the Party which requests the Emergency Assistance, and which result from any cause other than Scheduled Maintenance or anticipated fuel supply deficiencies.

SECTION 2 - TERM.
This Interchange Service A, once it has been signed by the Parties, shall become effective simuntaneously with the Interchange Agreement between Comisión Federal de Electricidad and El Paso Electric Company and shall continue in effect throughout the term of the Interchange Agreement, or until a new Interchange Service A is executed.

-SA/1-

SECTION 3 - SUPPLY OF EMERGENCY ASSISTANCE.

3.1
Each Party, upon the request of the other Party, shall supply as Emergency Assistance the power and energy that the Receiver may need to restore or protect the supply of energy in the affected system by an Emergency under the following conditions: (a) that in the Supplier's judgement, such supply does not cause any deterioration or serious risk for the service of the Supplier's system; (b) that such supply does not exceed the maximum transmission capacity of the Interconnection facilities; and (c) that Emergency Assistance shall never exceed seventy-two (72) continuous hours. After such seventy‑two (72) hours, the assistance shall continue to be supplied; however, the compensation basis for such supply shall be those of Interconnection Service B.

3.2	The Supplier from whom the Emergency Assistance is requested shall utilize, to the degree necessary, all energy sources at its disposal to render the Emergency Assistance.

3.3
If a Party affected by an Emergency requests Emergency Assistance, such Party shall communicate, as soon as possible, with the Supplier to schedule such Emergency Assistance. The Receiver with due diligence shall correct the conditions which caused the Emergency and reestablish the normal operating conditions of its system.

SECTION 4 - COMPENSATION BASIS.

4.1
The energy supplied during a period of Emergency Assistance shall be returned to the Supplier at the rate of 1.2 KWH for each KWH supplied during the Emergency. The conditions in which the energy supplied shall be returned shall be agreed upon by the system operators

-SA/2-

of both Parties, considering the following:

a)	Energy supplied between 0700 and 2300 hours, time of Ciudad Juárez, shall be returned between 0700 and 2300 hours, time of Ciudad Juárez.

b)	Energy supplied on days between Monday and Friday inclusive shall be returned on days between Monday and Friday inclusive.

c)	Energy supplied on Saturday or Sunday shall be returned on Saturday or Sunday.

4.2
If the Receiver of Emergency Assistance service does not return the energy supplied within a period of fifteen (15) calendar days from the beginning of the Emergency Assistance, then the Receiver shall pay the Supplier for the energy not returned an amount to be determined on the basis of 120% of the Unitary Incremental Energy Cost of the Supplier incurred in supplying such energy. In determining which KWH will be billed by the Supplier to the Receiver, it is agreed that the first KWH supplied in Emergency Assistance shall be the first KWH which the Receiver must return.

4.3	In the event that this Interchange Service A is terminated, the obligations of the Parties with respect to compensation not paid shall continue in effect until they have been fulfilled.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/Evern R. Wall	/s/[ILLEGIBLE]

President	General Director

Date: April 14, 1982	Date: April 14, 1982

-SA/3-

INTERCHANGE SERVICE B
SHORT-TERM FIRM CAPACITY
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY

SECTION 1 - OBJECTIVE.

1.1
In order to achieve a more economical system operation, as well as to improve system reliability and permit increased flexibility and convenience of their operation, this Interchange Service B provides that either Party, as Supplier, may agree to furnish or make available to the other Party, as Receiver, a specified amount of Capacity and Associated Energy for a period not exceeding forty five (45) consecutive days.

SECTION 2 - TERM.

2.1
This Interchange Service B, once signed by the Parties, shall become effective simultaneously with the Interchange Agreement between Comisión Federal de Electricidad and El Paso Electric Company and shall continue in effect throughout the term of the Interchange Agreement, or until a new Interchange Service B is executed.

SECTION 3 - SUPPLY OF SHORT-TERM FIRM CAPACITY

3.1
Upon mutual agreement of the Parties, the Supplier shall maintain available for scheduling by the Receiver the agreed upon amount of Capacity at all times during the expressly agreed upon period of supply of Short-Term Firm Capacity.

-SB/1-

3.2
At any time during the agreed upon period, the Receiver may schedule and Supplier shall deliver Associated Energy up to the agreed upon amount of Short-Term Firm Capacity which has been made available.

3.3	The Unitary Incremental Energy Cost of the Supplier shall be deter- mined prior to the rendering of this Service B.

3.4	The Receiver shall pay the Supplier for the Short-Term Firm Capacity and for the Associated Energy received according to the rate set‑forth in Section 4 of this Interchange Service B.

SECTION 4 - COMPENSATION BASIS.

The Supplier shall bill and the Receiver shall pay for the agreed upon amounts of Short-Term Firm Capacity and for the Associated Energy received, based on the following charges:
4.1    Demand charges.
.10 dollars (10 cents of a dollar) of the United States of America, per kilowatt of demand per calendar day based on Ciudad Juárez time.
4.2    Energy charge.
At the rate of 115% (one hundred and fifteen percent) of the Unitary Incremental Energy Cost of the Supplier.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/Evern R. Wall	/s/[ILLEGIBLE]

President	General Director

Date: April 14, 1982	Date: April 14, 1982

-SB/2-

CF0094
INTERCHANGE SERVICE C
ECONOMY ENERGY
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY

SECTION 1 – OBJECTIVE

1.1
The objective of this Interchange Service C is to establish the terms and conditions of economic energy transactions ("Economy Energy") between the electric systems of CFE-Juárez and EL PASO. This Interchange Service C is expected to allow the Parties to achieve more efficient utilization of production capacity as well as to permit increased production flexibility and convenience of operation.

1.2
CFE-Juárez desires to obtain, and EL PASO desires to supply, up to 60 MW each hour of Economy Energy from the effective date of this Interchange Service C. This Interchange Service C provides the terms and conditions which will allow such Economy Energy transactions to occur.

1.3	This Interchange Service C allows for the repayment of Economy Energy by a Receiver in either cash or by the return of energy as specified in Section 4 herein.

SECTION 2 – TERM

2.1	This Interchange Service C shall become effective

once it has been signed by both Parties and shall continue in effect throughout the term of the Interchange Agreement or until a new Interchange Service C is executed.

2.2	Each Party is hereby obligated to undertake the necessary actions to obtain all authorizations within its own country, needed to implement this Interchange Service C.

SECTION 3 – ECONOMY ENERGY

3.1
Either Party ("Receiver") may request Economy Energy from the other Party ("Supplier"). Each Party shall be the sole judge of the conditions under which it is economic or practical for it to deliver, accept or return Economy Energy hereunder.

3.2
Prior to the supply or return of Economy Energy hereunder, the Parties' respective system operators shall mutually agree upon the point(s), rate and term of delivery for each such Economy Energy transaction.

3.3
Either Party may interrupt or curtail the supply or receipt of Economy Energy, upon verbal notice to the other Party, when the supply or receipt of such energy will result in the impairment of or jeopardize service to its electrical system, its customers or its other commitments.

3.4
Upon mutual agreement of the Parties' respective system operators, either or both of CFE-Baja's 230 KV interconnections with San Diego Gas & Electric Company at the Tijuana and La Rosita substations may be designated as point(s) of delivery for Economy Energy transactions hereunder.

3.5
The supply or return of Economy Energy transactions shall be accounted for on the basis of actual hourly flows as metered. The Parties' respective system operators shall maintain records of actual hourly flows as metered, as well as applicable Unitary Incremental Energy Costs and Unitary Decremental Energy Costs for accounting and operating purposes. Upon mutual agreement of the Parties' respective system operators, such Unitary Incremental Energy Costs may be accounted for on a weekly basis and quoted in advance of any transactions hereunder. Should the Supplier's Unitary Incremental Energy Cost differ significantly from its quotation, the Supplier shall notify the Receiver of its revised Unitary Incremental Energy Cost and the Receiver shall have the option to curtail or interrupt its acceptance of further energy hereunder.

SECTION 4 – COMPENSATION BASIS

4.1	At the end of each month during the term of this Interchange Service C, a Party supplying Economy Energy during that month shall bill the Receiver, and the Receiver shall have the option to pay for such Economy Energy provided hereunder in USA dollars or by the return of energy in accordance with this Section 4. Payments shall be made in accordance with the provisions of Section 9.2 of the Interchange Agreement.

4.1.1
In the event the Receive elects to return energy to the Supplier as payment for Economy Energy, then the Receiver shall return such energy at a rate equal to 120% of the Unitary Incremental Energy Cost of the supplier.

4.1.2
In the event the Receiver elects to pay in USA dollars (i) all or any portion of the monthly billing or (ii) all or any portion of the balance in the Open Account established pursuant to Section 4.2.1, then the Receiver shall pay for such Economy Energy at a rate equal to 115% of the Unitary Incremental Cost of the Supplier.

4.1.3
In the event the Receiver has not made payment for any portion of the Economy Energy provided by the Supplier within five (5) months following the date a monthly billing hereunder becomes due, then the Receiver shall pay for any remaining portion of that monthly billing in USA dollars at a rate equal to 120% of the Unitary Incremental Energy Cost of the Supplier.

4.2
On or before the date a monthly billing hereunder becomes due, the Receiver shall (i) pay the amount of such billing in USA dollars or (ii) give written notice from the Receiver's member on the Coordination Committee to the Supplier that it elects to compensate the Supplier with energy deliveries in accordance with the provisions of this Section 4; provided, however, that such election may not be made for more than $500,000 (five hundred thousand) USA dollars during any month or for an amount which would cause the balance in the Open Account described in Section 4.2.1 to exceed $2,000,000 (two million) USA dollars. These limits may be modified periodically by written agreement of the Coordination Committee.

4.2.1
An Open Account will be established in which the Parties shall enter the value, in USA dollars, of all monthly billings which were not paid when due and in which a Receiver has made the election to return energy as provided by Section 4.1.1 herein. Each Party will also enter into the Open Account all payments made by either Party, whether in USA dollars or by return of energy, in partial or total settlement of the outstanding balance of the Open Account.

4.2.2	As soon as possible after the end of each month, the Party with a credit balance in the Open Account at the end of each month ("Net Supplier")

shall submit to the Party with a debit balance in the Open Account at the end of each month ("Net Receiver") a statement showing the settlements and outstanding monthly balances in the Open Account, together with interest accrued thereon.

4.2.3
The value in USA dollars of energy returned in partial or total settlement of the outstanding balance of the Open Account shall be equal to Receiver's Unitary Decremental Energy Cost associated with the return energy.

4.2.4	Payments made shall be applied first to the oldest outstanding monthly balance in the Open Account until satisfied.

4.2.5
The outstanding balance carried at the end of each month in the Open Account shall accrue interest, which shall be entered into the Open Account, at a rate equal to one-twelve (1/12) the sum of the annual LIBOR rate (London Interbank Offered Rate) in effect on the last day of such month, plus two percent (2%).

SECTION 5 – GENERALITIES

5.1	In the event that this Interchange Service C is terminated, the obligations of the Parties with respect to compensation not paid shall continue in effect until they have been fulfilled.

5.2	The Interchange Agreement, as amended by this Interchange Service C, remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have agreed upon the foregoing and have executed this Interchange Service C in both Spanish and English in several counterparts, and in the cities and dates mentioned hereunder.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/Evern R. Wall	/s/[ILLEGIBLE]

Mr. Evern R. Wall	Ing. Fernando Hiriart Balderrama
President and Chairman of	General Director
the Board

Date: April 23, 1987	Date: 6/iv/87

Place: El Paso, Texas	Place: Mexico City

INTERCHANGE SERVICE D AGREEMENT
FIRM CAPACITY
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY

This Interchange Service D Agreement of Firm Capacity and Associated Energy is executed pursuant the following antecedents and sections:

ANTECEDENTS

I.On April 14, 1982, the "COMISION FEDERAL DE ELECTRICIDAD" (hereinafter called "CFE") and the EL PASO ELECTRIC COMPANY (hereinafter called "EPE") executed an agreement for interchange of electric energy, which is called herein the "Basic Agreement". The Basic Agreement continues to be in effect, pursuant to Section 2.1 thereof.

II.Pursuant to the provisions of Section 5.1 of the Basic Agreement with regard to the Interchange Services, the specific terms and conditions of the services furnished by one Party as the Supplier to the other Party, as the Receiver, shall be fully described in the Agreements called Interchange Services, which, once signed by the authorized officers and approved by the authorities with jurisdiction, shall form a part of the Basic Agreement during the full term of the latter or for a shorter term. Such Interchange Service Agreements may be modified or terminated in accordance with its terms.

III.Pursuant to Section 5 of the Basic Agreement, the following Interchange Service Agreements continue to be in force:

Interchange Service A: Emergency Assistance
Interchange Service B: Short-term Firm Capacity
Interchange Service C: Economy Energy

IV.CFE recites that for execution of this Agreement it has obtained authorization from the Ministry of Energy, Mines and State-Owned Industries, with regard to the Law on Public Service of Electric Energy and Regulations derived therefrom, as well as authorization from the Ministry of Commerce and Industrial Promotion, pursuant to that law and its regulations, insofar as they refer to the importation and exportation of electric energy and pursuant to the Law on Acquisitions, Rentals and rendering of Services with regard to Personal Property.

Such assertion is corroborated by certified copies of cited authorizations and same copies which are attached hereto and hereby incorporated by reference.

V.CFE recites that, for execution and performance of this Agreement, it does not need any other governmental permit or authorization from the Federal Government of the Mexican United States.

VI.For its part, EPE, recites that it has permanent registration as a foreign supplier in the Register of the Suppliers authorized by the Federal Public Administration of the Ministry of Programming and Budgeting of the Mexican Federal Government as well as the authorization of the Department of Energy of the Federal Government of the United States of America, no other permit or authorization being required from the Federal Government of the United States of America.

VII.EPE, likewise, recites that previous to the date of this Agreement, has delivered to CFE certified copies of the registration and authorization mentioned in the preceding antecedent. CFE acknowledges having received such copies.

VIII.CFE declares that to cover the expenditures to be derived from the present Agreement, CFE will utilize current budget funds as authorized by the Ministry of Programming and Budgeting.

IX.The Parties hereto acknowledge that the authorization of the expenditures referred to in the preceding antecedent apply only to the present budget year of CFE and agree that execution of this Agreement for each of the subsequent budget years shall be subject to the continuance of authorization for the disbursement of funds, that in its case may be granted by the Ministry of Programming and Budgeting.

SECTIONS

SECTION 1 - DEFINITIONS

For purposes of this Agreement, CFE and EPE agree to establish the following conventional definitions:

1.1    "Associated Energy" - For the purposes of this Interchange Service D Agreement, Associated Energy shall mean the energy scheduled by CFE pursuant to Section 4 hereof, associated with Firm Capacity and provided by EPE hereunder.

1.2    "Average System Energy Cost" - Shall mean EPE's average cost of energy generated by EPE's system resources and/or purchased by EPE during any invoicing period. Currently, the EL PASO system resources include approximately 793 MW of natural gas, 600 MW of nuclear and 104 MW of coal based resources.

1.3    "CFE-Juárez" - Shall have the meaning stipulated in Section 3.3 of the Basic Agreement and is hereby incorporated by reference.

1.4    "EL PASO" - Shall have the meaning stipulated in Section 3.4 of the Basic Agreement and is hereby incorporated by reference.

1.5    "Firm Capacity" - Shall mean capacity produced and supplied by EPE pursuant to Section 4 hereof, which includes system reserves and is intended to have assured reliability.

1.6    "Firm Capacity Charge" - The monthly charge in United States of America dollars for each KW of Firm Capacity provided hereunder.

1.7    "Associated Energy Cost" - The monthly cost in United States of America dollars for each KWH of energy provided hereunder which consists of the Average System Energy Cost plus fifteen percent (15%), plus the cost of any third party purchase power dedicated to providing service hereunder.

1.8    "Monthly Demand" - The highest hourly metered amount of Firm Capacity for the month subject to a Minimum Monthly Demand charge as defined in Section 1.9.

1.9    "Minimum Monthly Demand" – For invoicing purposes, the Minimum Monthly Demand from May 1, 1991 through December 31, 1991, shall be 40MW for the period of

January 1, 1992 through December 31, 1996 such amount shall be 120 MW for the months of October through April and 150 MW for the months of May through September.

In the event the Diablo-Insurgentes facilities are not operational by January 1, 1992, the Minimum Monthly Demand shall be subject to the Parties determination as to the transfer capability, but in no case less than 80 MW.

SECTION 2 - PURPOSE

2.1    The purpose of this Interchange Service D Agreement is to set forth the terms and conditions which will permit transactions of Firm Capacity and Associated Energy between the electric systems of CFE-Juárez and EL PASO. This Interchange Service D Agreement shall permit the contracting Parties hereto to utilize more efficiently the generation of energy, as well as to permit a greater flexibility of generation of energy and convenience of operation.

2.2    Beginning on the date that this Interchange Service D Agreement becomes effective pursuant to Section 3 hereof, EPE shall supply to CFE-Juárez Firm Capacity and Associated Energy pursuant to the terms and conditions hereunder.

SECTION 3 - TERM

3.1    This Interchange Service D Agreement shall take effect once signed by both Parties and shall continue in force through December 31, 1996 and from month to month thereafter unless terminated by either Party by thirty (30) days written notice of termination; provided however, that the Parties shall have the option to extend Firm Capacity service beyond December 31, 1996 subject to mutual agreement of the Parties and negotiations regarding the Firm Capacity Charge and/or amounts of Firm Capacity.

SECTION 4 - FIRM CAPACITY AND ASSOCIATED ENERGY

4.1    EPE shall make varying amounts of Firm Capacity and Associated Energy available to CFE and CFE agrees to pay all the corresponding charges in accordance with the conditions in Sections 1.9 and 5 under this Interchange Service D Agreement.

4.2    CFE shall furnish EPE with schedules of its Firm Capacity and Associated Energy requirements from EPE prior to September 1 of each year for the following calendar year. In addition, by the twenty-fifth day of each month, CFE shall furnish EPE with its estimated Firm Capacity and Associated Energy requirements under this Interchange Service D Agreement for the following month.

4.3    In the event of an emergency either Party hereto may interrupt or restrict the supply or receipt of Associated Energy by means of verbal notice to the other Party. For the purposes of this Section 4.3 and in accordance with Section 3.10 of the Basic Agreement, an emergency is any unforeseeable or inevitable temporary circumstance not within the control of the affected Party (such as the loss or reduction of generating or transmission capacity) which affects the system of either of the Parties, which prevents, interferes or jeopardizes the rendering of satisfactory service in the affected system, as a result of any cause other than: (a) Scheduled Maintenance or (b) an anticipated fuel supply deficiency.

4.4    Normal points of delivery shall be at either the Ascarate-Rivereña or Diablo-Insurgentes interconnection points with CFE-Juárez system or other points mutually agreed upon by the Parties.

SECTION 5 - BASIS FOR COMPENSATION

5.1    EPE shall provide to CFE and CFE shall pay in United States of America Dollars for Firm Capacity and Associated Energy for the term of this Interchange Service D Agreement as follows:

5.1.1    The Firm Capacity Charge hereunder shall be as indicated below:

Period	Monthly Firm Capacity Charge
05/01/91 - 12/31/91	$15.00/KW-month
01/01/92 - 12/31/92	$15.60/KW-month
01/01/93 - 12/31/93	$16.70/KW-month
01/01/94 - 12/31/94	$17.10/KW-month
01/01/95 - 12/31/95	$17.50/KW-month
01/01/96 - 12/31/96	$17.90/KW-month

5.1.2    Charge for Associated Energy: The charge for Associated Energy shall be calculated using a base energy charge of $0.01870 per KWH.

5.2    Monthly Invoicing: The monthly invoice for services of Firm Capacity and Associated Energy provided by EPE to CFE hereunder shall be the sum of the Firm Capacity Invoicing, plus the Associated Energy Invoicing, plus the Base Energy Charge Invoicing Adjustment as indicated immediately below:

Firm Capacity Invoicing:
The monthly Firm Capacity Charge ($/Kw-month) pursuant to Section 5.1.1 times the Monthly Demand as defined in Section 1.8 hereunder for Firm Capacity. If the Monthly Demand is less than the Minimum Monthly Demand then the Minimum Monthly Demand shall apply.

Associated Energy: Invoicing	The base energy charge of $0.01870 times the amount of KWH provided during the invoiced month.

Base Energy Charge Invoicing Adjustment:	The difference between the previous month's Associated Energy Cost and the base energy charge times the amount of KWH provided in that month.

For the convenience of the Parties, examples of monthly invoicing are included in Exhibit A, attached hereto and hereby incorporated by reference.

5.3    The Parties hereto acknowledge that the authorization for the expenditures to be derived from the present Agreement granted by the Ministry of Programming and Budgeting to CFE correspond only to the preset budget year and agree that execution of this Agreement for each of the subsequent budget years shall be subject to the continuance of authorization for the disbursement of funds that in its case may be granted by the Ministry of Programming and Budgeting.

5.4    Within ten (10) calendar days following the end of each month and for each month during the term of this Interchange Service D Agreement, EPE shall bill CFE and CFE shall pay to EPE for Firm Capacity and Associated Energy precisely in United States of America dollars and at the bank in the United States of America that from time to time EPE indicates to CFE, within twenty-one (21) calendar days upon the receipt of such invoice. The payments shall be made for the total Monthly Invoicing amount pursuant to Section 5.2 hereunder.

SECTION 6 - GENERAL STANDARDS

6.1    In the event this Interchange Service D Agreement is terminated, the obligations of CFE with regard to unpaid compensation shall continue until they haven fully paid.

6.2    The Basic Agreement executed between the Parties, and except for the amendments thereto agreed in this Interchange Service D Agreement shall continue in full force and effect.

6.3    In the event of any discrepancy between the provisions of the Basic Agreement and those agreed herein, the provisions of this Interchange Service D Agreement shall prevail, as provided in Section 7.1 of the Basic Agreement.

IN TESTIMONY WHEREOF the Parties hereto have signed this Interchange Service D both in Spanish and in English in several counterparts and, in the cities and on the dates which follow.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/David H. Wiggs, Jr.	/s/[ILLEGIBLE]

David H. Wiggs, Jr.	Ing. Guillermo Guerrero Villalobos
CEO, Chairman and President	Director General
the Board

Date: March 18, 1991	Date: 3 de abril de 1991
Place: El Paso, Texas	Place: Mexico City

INTERCHANGE SERVICE D AGREEMENT
FIRM CAPACITY
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY

Exhibit A

Examples of Monthly Invoicing

For the convenience of the Parties, examples of monthly invoicing are included in this Exhibit A.

El Paso Electric Company P.O.Box 982 El Paso.Texas 79960 (915) 543-5711

Exhibit A

COMISION FEDERAL DE ELECTRICIDAD    March 18, 1991

Invoice for Firm Capacity and Associated Energy for the month of ________ 1991 pursuant to the EPE-CFE Interchange Service D Agreement.

Account Number 2146-1000-01

Firm Capacity Invoicing:
40,000 KW of Demand @ $15.00/KW	$600,000.00

Associated Energy Invoicing:
20,440,000 KWH @ $0.0187/KWH	$382,228.00

Base Energy Charge Invoicing Adjustment:
19,000,000 KWH @ ($0.0157/KWH - $0.0187/KWH)	$57,000.00	cr

Total	$925,228.00

Date of receipt

Signature

Please Remit Payment to:
First City National Bank of El Paso
Routing Transit No. 1120-2233-2
Credit El Paso Electric Company
Account No. 4500474

For illustration purposes only

El Paso Electric Company P.O.Box 982 El Paso.Texas 79960 (915) 543-5711

Exhibit A

COMISION FEDERAL DE ELECTRICIDAD    March 18, 1991

Invoice for Firm Capacity and Associated Energy for the month of ________ 1991 pursuant to the EPE-CFE Interchange Service D Agreement.

Account Number 2146-1000-01

Firm Capacity Invoicing:
120,000 KW of Demand @ $15.60/KW	$1,872,000.00

Associated Energy Invoicing:
61,320,000 KWH @ $0.0187/KWH	$1,146,684.00

Base Energy Charge Invoicing Adjustment:
60,000,000 KWH @ ($0.0185/KWH - $0.0187/KWH)	$12,000.00	cr

Total	$3,006,684.00

Date of receipt

Signature

Please Remit Payment to:
First City National Bank of El Paso
Routing Transit No. 1120-2233-2
Credit El Paso Electric Company
Account No. 4500474

For illustration purposes only

El Paso Electric Company P.O.Box 982 El Paso.Texas 79960 (915) 543-5711

Exhibit A

COMISION FEDERAL DE ELECTRICIDAD    March 18, 1991

Invoice for Firm Capacity and Associated Energy for the month of ________ 1991 pursuant to the EPE-CFE Interchange Service D Agreement.

Account Number 2146-1000-01

Firm Capacity Invoicing:
150,000 KW of Demand @ $16.70/KW	$2,505,000.00

Associated Energy Invoicing:
76,650,000 KWH @ $0.0187/KWH	$1,433,355.00

Base Energy Charge Invoicing Adjustment:
71,000,000 KWH @ ($0.0217/KWH - $0.0187/KWH)	$213,000.00	cr

Total	$4,151,355.00

Date of receipt

Signature

Please Remit Payment to:
First City National Bank of El Paso
Routing Transit No. 1120-2233-2
Credit El Paso Electric Company
Account No. 4500474

For illustration purposes only

INTERCHANGE AGREEMENT
BETWEEN
EL PASO ELECTRIC COMPANY
AND
COMISION FEDERAL DE ELECTRICIDAD
OPERATING PROCEDURE No. 1
Revision No. 1

OPERATING PROCEDURES OF INTERCONNECTIONS AND UNITS BLACK
START ASSISTANCE.

1.PURPOSE:

Section 6.7.4 of the Interconnection Agreement ( Agreement ) between El Paso Electric Company ( EPE ) and Comision Federal de Electricidad ( CFE ), authorize the Coordinating Committee to determine operating rules and procedures to provide service under the Agreement. Operating Procedure No. 1 will provide the rules for the interchange of energy under the Interchange Agreement; and will also provide for black start interchange assistance.

1

2.INTERCONNECTION OPERATING PROCEDURES:

Under normal operating conditions, the interchange of energy will be maintained using the two interconnections. Under emergency conditions, assistance will be requested and energy will be taken subject to the supplying party conditions, such energy will be accounted as emergency energy pursuant to Section 4 of Interchange Service A.

3.BLACK START ASSITANCE:

During the time of emergency conditions and requirement of black start assistance, the party needing such power will inform the supplying party of the situation and will receive, with such notice only, 10 MW for black start, such power will not be accounted under any other type of interchange but will be compensated pursuant to Section 4 of Interchange Service A.

APPROVED	APPROVED
EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/John A. Whitacre	/s/[ILLEGIBLE]

John A. Whitacre	Ing. Augusto Avalos Reyna
Assistant Vice-President	Jefe Centro de Control
System Operations	Area Norte

Date: 02 July 1991

City: Gómez Palacio, Durango, México.

2

A AVL
MCZ
BJZ
GNA
CGR
CLG
ASCARATE
SIG
GPE
SID
PRR
PQE
REF
ING
CÑA
RIO GRANDE
INJ
T1
T2
UNITED STATES OF AMERICA
ASCARATE
SE INSURGENTES
P CHAVESA
SE COLEGIO
P PARQUE
P INDUSTRIAL
SE REFORMA
SE MOCTEZUMA
A SE AVALOS
SUBSTATION
GENERATING PLANT
LINE 69 KV
LINE 230 KV

EXHIBIT A

GENERATION AND TRANSMISSION FACILITIES
CFE-JUAREZ ELECTRIC SYSTEM

3

INTERCHANGE AGREEMENT
BETWEEN
EL PASO ELECTRIC COMPANY
AND
COMISION FEDERAL DE ELECTRICIDAD

OPERATING PROCEDURE NO. 2
COORDINATION OF SERVICES
REVISION NO. 1

1.	PURPOSE:
Pursuant to Section 6.7.4 of the Interchange Agreement between El Paso Electric Company (EPE) and Comision Federal de Electricidad (CFE), the Coordinating Committee is authorized to determine operating rules and procedures to provide service under the Interchange Agreement. Operating Procedure No. 2 will allow for the common provision of various interchange services between the parties and will simplify their accountability.

2.	INTERCHANGE SERVICES:
The parties have agreed to the following interchange services:

a.	Interchange Service A-Emergency Assistance
b.	Interchange Service B-Short-Term Capacity
c.	Interchange Service C-Economy Energy
d.	Interchange Service D-Firm Capacity

1

3.PROCEDURES FOR THE INTERCHANGE OF SERVICES:

a.	Firm Capacity Service is a service with priority and assured reliability to CFE, as such it is a basic service.

Firm Capacity Service has priority over the interchange of economy energy and other transactions with CFE, unless the parties agree otherwise.

When Economy Energy and/or Emergency Assistance is required in addition to Firm Capacity, the parties will follow the procedures listed in paragraphs (3.b) and (3.c).

b.
Emergency Assistance is a service with priority and will be available to the parties upon mutual agreement of the system operators and will be under the terms and conditions of Interchange Service A and according to the following procedures:

1)	The requesting party will notify the supplying party's system operator of the need for Emergency Assistance, type of emergency, amount, point(s) of delivery and estimated duration of the emergency.

2)
The supplying party will provide Emergency Assistance to the requesting party as mutually agreed. During the time when EPE provides Emergency Assistance and Firm Capacity to CFE, the energy delivered to CFE will be considered as associated energy to Firm Capacity until the Maximum Energy Demand of

2

Firm Capacity is reached by CFE during a period of time. The Maximum Energy Demand of CFE is the agreed upon Forecasted Maximum Demand for the period and all energy associated with such demand assuming a 100 percent load factor. Any energy delivered to CFE over the Maximum Energy Demand will be considered as service under Emergency Assistance and will be treated as such, unless the parties agree otherwise.

c.
Economy Energy Service is a nonfirm service with a reduced priority which may be interrupted by the supplying party with a minimum prior notice to the other party.    This service will be delivered pursuant to Interchange Service C and the following procedures:

1)	The requesting party will notify the supplying party's system operator of the need to purchase Economy Energy including the amount, point(s) of delivery and estimated duration of purchase.

2)
The supplying party will provide Economy Energy to the requesting party as mutually agreed.    During the time EPE provides Economy Energy and Firm Capacity to CFE, the energy delivered to CFE will be considered as associated energy to Firm Capacity until the Maximum Energy Demand of Firm Capacity is reached by CFE during a period of time. The Maximum Energy Demand of CFE is the agreed upon Forecasted Maximum Demand for the period and all energy associated with such demand assuming a 100 percent load factor. Any energy

3

delivered to CFE over the Maximum Energy Demand will be considered as Economy Energy Service and will be treated as such, unless the parties agree otherwise.

3)
In the event of an emergency in EPE's system, EPE will notify CFE of such an emergency and if CFE can not reduce the demand of economy energy during the next hour of receiving such notification from EPE, EPE may take any action it considers necessary to preserve its system.

4.	MONTHLY BILLING FOR INTERCHANGE SERVICES: When a combination of services occur during a month, the billing of each service will be determined as follows:

a.
Firm Capacity only. The monthly billing will be determined using the actual maximum demand during a billing period, pursuant to Interchange Service D, plus the associated energy delivered during the month.

Pursuant to section 4.3 of Interchange Service D, when upon EPE's request a reduction in firm capacity is made, CFE may request a meeting to agree upon the adjustment to the Monthly Demand component of the monthly Firm Capacity Invoicing.

b.
Firm Capacity and Economy Energy. The monthly billing for Firm Capacity will be determined by the Forecasted Maximum Demand and its associated energy. The Forecasted Maximum Demand is an agreed to amount equal to or greater than the Minimum Monthly Demand established in Interchange Service D that CFE and EPE set on or before the first day of the month for that month's billing cycle. This agreement may be increased by the Parties if system conditions

4

develop that would affect the agreed to amount. The remaining energy will be considered Economy Energy using paragraph (3.c.2.) and will be billed pursuant to Interchange Service C.

c.
Firm Capacity and Emergency Assistance. The monthly billing for firm capacity will be determined in accordance with the Forecasted Maximum Demand and its associated energy as described in paragraph (4.b). The remaining energy will be treated as Emergency Assistance using paragraph (3.b.2) and will be billed pursuant to Interchange Service A.

d.
Firm Capacity, Economy Energy and Emergency Assistance. The monthly billing for the combination of Firm Capacity and Economy Energy and/or Emergency Assistance will be the sum determined as described in paragraphs (4b) and (4c).

Approved By	Approved By

El Paso Electric Company	Comisión Federal De Electricidad

/s/John A. Whitacre	/s/[ILLEGIBLE]

John A. Whitacre	Ing. Augusto Avalos Reyna
Assistant Vice-President	Jefe Centro de Control
System Operations	Area Norte

Date: 12 May 1993

City: Gómez Palacio, Durango, México

5

INTERCHANGE AGREEMENT
BETWEEN
EL PASO ELECTRIC COMPANY
AND
COMISION FEDERAL DE ELECTRICIDAD
OPERATING PROCEDURE No. 3
COMMUNICATION AND COORDINATION
OF
SYSTEM OPERATIONS

1.PURPOSE:

Pursuant to Section 6.7.4 of the Interchange Agreement between El Paso Electric Company (EPE) and Comisión Federal de Electricidad (CFE), the Coordinating Committee is authorized to determine operating rules and procedures to provide service under the Interchange Agreement. The Parties believe that improved communication and coordination activities will minimize the effects to the extent possible of electrical disturbances that occur on one Party's system from affecting the other Party's system. This Operating Procedure No. 3 is established to promote greater communication and coordination under the different operating system conditions that would reduce the system reliability as defined by WSCC reliability criteria.

2.PROCEDURES FOR SWITCHING COORDINATION:

2.1    Switching under normal system conditions:

2.1.1
Each Party shall provide the other Party with a minimum twenty-four (24) hour notice prior to initiating any planned switching procedures regarding transmission lines, transformers or generators that could affect the reliability of the parties interconnected operations.

1

2.1.2	Each Party shall provide the other Party with a minimum twenty-four (24) hour notice prior to any scheduled or planned outages that might affect the quality of service to that Party's customers.

2.2    Switching under emergency conditions:

2.2.1	When possible, emergency switching that may affect interconnected operations shall be coordinated between the Parties' respective system controllers prior to switching taking place.

2.2.2	In any event, emergency switching activities that may affect interconnected operations shall be communicated to the Party as soon as practical following the switching activity.

3.COMMUNICATIONS:

3.1    Communication checks during normal operations:

3.1.1	The Parties shall notify each other of scheduled switching operations within the interconnected area.

3.2    Communications checks during an emergency:

3.2.1.	System controllers of CFE shall notify EPE when there is an emergency in the CFE system that may affect EPE operations.

3.2.2.	System controllers of EPE shall notify CFE when there is an emergency in the EPE system that may affect CFE operations.

3.3
The communication contemplated in 3.1 and 3.2 above is to be accomplished with existing telephone circuits. Contact is to be made between the system controllers as soon as possible upon the occurrence of an emergency condition as determined by each Party.

4.	The Parties shall meet at least once a quarter to facilitate greater communication and coordination of operations affecting interconnected operations.

2

5.
Exhibit A is a list of contacts that shall be used during system operations. This exhibit shall be revised during the quarterly meetings described in Section 4 above and shall be updated as appropriate.

6.
Following a system disturbance affecting interconnected operations, the Parties shall meet within fifteen (15) days thereafter to exchange technical operating data information and, if deemed necessary, set another meeting date to investigate such disturbance and initiate activities that will prevent future disturbances of a similar nature or mitigate the effects of such disturbances if prevention is impractical.

APPROVED	APPROVED

El Paso Electric Company	Comisión Federal De Electricidad

/s/John A. Whitacre	/s/[ILLEGIBLE]

John A. Whitacre	Ing. Augusto Avalos Reyna
Assistant Vice President	Jefe del Centro de Control
System Operations	Area Norte

Date: 12 Mayo 1993

City: Gómez Palacio, Dgo. México

3

INTERCHANGE AGREEMENT
BETWEEN
EL PASO ELECTRIC COMPANY
AND
COMISION FEDERAL DE ELECTRICIDAD
OPERATING PROCEDURE No. 3
COMMUNICATION AND COORDINATION OF
SYSTEM OPERATIONS

EXHIBIT A

COMISION FEDERAL DE ELECTRICIDAD CONTACTS

NAME	FUNCTION	TELEPHONE
System Controller On Duty	(24 Hours)	(011-52-16) 15-44-19

Ing. Adrián Aguirre	Jefe del Departamento de Operaciones	(011-52-16) 15-44-79 Cellular (011-52-16) 28-11-95

Ing. Armando Fernández	Jefe del Departamento Subárea Cd. Juárez	(011-52-16) 15-47-14 Cellular (011-52-16) 28-26-01

EL PASO ELECTRIC COMPANY CONTACTS

NAME	FUNCTION	TELEPHONE

System Controller On Duty	(24 Hours)	(915) 543-5890

Mr. Bill Massie	Supervisor-System Control	(915) 543-5887 Cellular (915) 525-8093

Mr. John A. Whitacre	Assistant Vice President System Operations	(915) 543-5888 Cellular (915) 525-8094

APPROVED	APPROVED

El Paso Electric Company	Comisión Federal De Electricidad

/s/John A. Whitacre	/s/[ILLEGIBLE]

John A. Whitacre	Ing. Augusto Avalos Reyna
Assistant Vice President	Jefe del Centro de Control
System Operations	Area Norte

1

INTERCHANGE SERVICE E AGREEMENT
BLOCK ENERGY
COMISION FEDERAL DE ELECTRICIDAD
AND
EL PASO ELECTRIC COMPANY

This Interchange Service E Agreement of Block Energy is executed pursuant the following antecedents and sections:

ANTECEDENTS

I.
On April 14, 1982, the "COMISION FEDERAL DE ELECTRICIDAD" (hereinafter called "CFE") and the EL PASO ELECTRIC COMPANY (hereinafter called "EPE") executed an agreement for interchange of electric energy, which is called herein the "Basic Agreement". The Basic Agreement continues to be in effect, pursuant to Section 2.1 thereof.

II.
Pursuant to the provisions of Section 5.1 of the Basic Agreement with regard to the Interchange Services, the specific terms and conditions of the services furnished by one Party as the Supplier to the other Party, as the Receiver, shall be fully described in the Agreements called Interchange Services, which, once signed by the authorized officers and approved by the authorities with jurisdiction, shall form a part of the Basic Agreement during the full term of the latter or for a shorter term. Such Interchange Service Agreements may be modified or terminated in accordance with its terms.

III.	Pursuant to Section 5 of the Basic Agreement, the following Interchange Service Agreements continue to be in force:

Interchange Service A:	Emergency Assistance

Interchange Service B:	Short-term Firm Capacity

1

Interchange Service C:	Economy Energy

Interchange Service D:	Firm Capacity

IV.
CFE recites that for execution of this Agreement it is in the process of obtaining authorization and in some cases has obtained authorization from the Ministry of Energy, with regard to the Law on Public Service of Electric Energy and Regulations derived therefrom, as well as authorization from the Secretaria de Hacienda y Credito Publico, pursuant to that law and its regulations, insofar as they refer to the importation and exportation of electric energy, and to the 1995 Budget Authorization, and pursuant to the Law on Acquisitions, Rentals and rendering of Services with regard to Personal Property. Such assertion is corroborated by certified copies of cited authorizations and same copies which are attached hereto and hereby incorporated by reference.

V.	CFE recites that, for execution and performance of this Agreement, it does not need any other governmental permit or authorization from the Federal Government of the United States of Mexico.

VI
For its part, EPE, recites that it has the authorization of the Department of Energy of the Federal Government of the United States of America, no other permit or authorization being required from the Federal Government of the United States of America.

VII.
EPE, likewise, recites that previous to the date of this Agreement, has delivered to CFE certified copies of the registration and authorization mentioned in the preceding antecedent    CFE acknowledges having received such copies.

2

VIII.	CFE declares that to cover the expenditures to be derived from the present Agreement, CFE will utilize current budget funds as authorized by the Secretaria de Hacienda y Credito Publico.

IX.
The signatories hereto represent that they have been duly authorized to enter into this Agreement on behalf of the Party for which they sign, as corroborated by documentation attached and made part of this document.

SECTIONS

SECTION 1 - DEFINITIONS

For purposes of this Agreement, CFE and EPE agree to establish the following conventional definitions:

1.1
"Block Energy" - For purposes of this Interchange Service E Agreement, "Block Energy" shall be energy scheduled by CFE in accordance with Section 4 of this Agreement, associated with a corresponding amount of capacity provided by EPE.

1.2	"CFE-Juárez" - Shall have the meaning stipulated in Section 3.3 of the Basic Agreement and is hereby incorporated by reference.

1.3	"EL PASO" - Shall have the meaning stipulated in Section 3.4 of the Basic Agreement and is hereby incorporated by reference.

1.4	"Block Energy Cost" - The monthly charge in United States of America dollars for each KWH of energy in accordance with the rate in Section 5.1.2.

3

SECTION 2 - PURPOSE

2.1
The purpose of this Interchange Service E Agreement is to set forth the terms and conditions which will allow for transactions of Block Energy between the electric systems of CFE-Juárez and EL PASO. This Interchange Service E Agreement shall permit the contracting Parties hereto to utilize more efficiently the generation of energy, as well as to permit a greater flexibility of generation of energy and convenience of operation.

2.2
Beginning on the date that this Interchange Service E Agreement becomes effective pursuant to Section 3 hereof, EPE shall supply to CFE-Juárez Block Energy pursuant to the terms and conditions hereunder.

SECTION 3 - TERM

3.1
This Interchange Service E Agreement shall, upon execution by both Parties, become effective as of June 1, 1995 and shall continue through September 30, 1995 and upon mutual agreement, may continue thereafter on a month-to-month basis but under no circumstance shall extend beyond December 31, 1995.

SECTION 4 - BLOCK ENERGY

4.1
EPE shall make available varying amounts of Block Energy up to 50 MW to CFE in accordance with Section 1.1 and CFE agrees to pay all the corresponding charges in accordance with the conditions in Section 5 under this Interchange Service E Agreement.

4.2	CFE shall furnish EPE with schedules of its Block Energy requirements from EPE by 12:00 pm Mountain Standard Time (MST) the day before such schedule is to be

4

effective. Schedules may be also made on a weekly or monthly basis. Schedules of Block Energy shall be subordinate to and shall be deemed as amounts in excess of the Minimum Monthly Demand for Firm Capacity pursuant to Interchange Service Schedule D Agreement.

4.3
In the event of an emergency (as defined in Section 4.3 of the Interchange Service D Agreement) during the term of this Interchange Service Schedule E Agreement, either Party may interrupt or restrict the supply or receipt of Block Energy by means of verbal notice to the other Party. The Parties agree that EPE will first curtail or interrupt CFE's schedules of Economy Energy, then Block Energy if necessary, prior to interrupting CFE's schedules of Firm Capacity.

4.4	Points of delivery shall be the Ascarate-Riverena and/or Diablo-Insurgentes interconnection points with CFE-Juárez system or other mutually agreed upon points.

SECTION 5 – BASIS FOR COMPENSATION

5.1	EPE shall provide to CFE and CFE shall pay in United States of America Dollars for Block Energy for the term of this Interchange Service E Agreement as follows:

5.1.2	Block Energy Charge: The charge for Block Energy shall be $35.00 United States of America dollars per megawatt hour delivered under this Agreement.

5.2
Within ten (10) calendar days following the end of each month and for each month during the term of this Interchange Service E Agreement, EPE shall bill CFE and CFE shall pay to EPE for Block Energy precisely in United States of America dollars and at the bank in the United States of America that from time to time EPE indicates to CFE, within twenty-one (21) calendar days upon the receipt of such invoice.

5

SECTION 6 - GENERAL STANDARDS

6.1	In the event this Interchange Service E Agreement is terminated, the obligations of CFE with regard to unpaid compensation shall continue until they have been fully paid.

6.2	The Basic Agreement executed between the Parties, except for modifications agreed to in this Interchange Service E Agreement, shall continue in full force and effect.

6.3
In the event of any discrepancy between the provisions of the Basic Agreement and those agreed herein, the provisions of this Interchange Service E Agreement shall prevail, as provided in Section 7.1 of the Basic Agreement.

IN TESTIMONY WHEREOF the Parties hereto have signed this Interchange Service E Agreement both in Spanish and in English on this      day of July 1995.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/[ILLEGIBLE]	/s/[ILLEGIBLE]

John C. Horne	Ing. Enrique Villanueva Landeros
Vice President	Subdirector de Transmision-
Transformacion Y Control

/s/[ILLEGIBLE]
Ing. Raymundo Campos Milan
Coordinador del CENACE

Translation Certification on back.

6

I, ELENA MILÁN REYES, expert translator acknowledged by the Superior Court of Justice of the Federal District of Mexico as proven by the Judiciary Gazette of March 31, 1995, CERTIFY THAT: to the best of my knowledge and belief this is a true, correct and complete translation of he original document that was brought before me.

México, Distrito Federal, August 2, 1995

/s/Elena Milan
ELENA MILÁN REYES
Ave. Copilco 76-A10-503

CONVENIO DE SERVICIO DE INTERCAMBIO E
BLOQUES DE ENERGIA
QUE CELEBRAN
COMISION FEDERAL DE ELECTRICIDAD
Y
EL PASO ELECTRIC COMPANY

El presente Convenio de Servicio de Intercambio E de Bloques de Energía lo celebran las partes arriba indicadas de acuerdo con las siguientes antecedentes y secciones:

ANTECEDENTES

I.    El 14 de abril de 1982, la "COMISION FEDERAL DE ELECTRICIDAD" (en adelante identificada como "CFE") y EL PASO ELECTRIC COMPANY (en adelante identificada como "EPE"), celebraron un convenio para el intercambio de energía eléctrica, el cual aquí se identificará como el "Convenio Básico". Tal convenio continúa en vigor de conformidad con la Sección 2.1 del mismo.

II.     De acuerdo con las estipulaciones de la Sección 5.1 del Convenio Básico en relación con los servicios de intercambio, los términos y condiciones específicas de los servicios a ser proveídos por una de las partes como Proveedor a la otra parte como Receptor, se describen en detalle en los convenios denominados Servicios de Intercambio, los cuales, han sido firmados por funcionarios autorizados y aprobados por las autoridades competentes y forman parte integral del Convenio Básico durante toda la vigencia de este último o por un término más corto. Tales Convenios de Servicio de intercambio pueden ser modificados o terminados de acuerdo a lo estipulado en los mismos.

III.     De acuerdo con la Sección 5 del Convenio Básico, los siguientes convenios de Servicio de Intercambio continúan en vigor:

Servicio de Intercambio A:	Asistencia en Emergencia.

Servicio de Intercambio B:	Capacidad Firme a Corto Plazo.

2

Servicio de Intercambio C:	Energía Económica;

Servicio de Intercambio D:	Capacidad Firme y Energía Asociada

IV.     CFE declara, que para la celebración de este convenio está tramitando y en algunos casos ya ha obtenido autorización por parte de la Secretaría de Energía, por lo que toca a la Ley del Servicio Público de Energía Eléctrica y su Reglamento; y por parte de la Secretaría de Hacienda y Crédito Público por lo que se refiere a la importación y exportación de energía eléctrica y a la autorización presupuestal para 1995, de conformidad con la Ley de Aduanera y con la Ley de Presupuesto, Contabilidad y Gasto Público. Tal aseveración se corrobora con copias certificadas de las solicitudes y autorizaciones obtenidas, mismas copias que se agregan al presente convenio.

V.     Igualmente, CFE declara que para la celebración y firma de este convenio, no requiere ningún otro permiso o autorización por parte del Gobierno Federal de los Estados Unidos Mexicanos.

VI.     Por su parte EPE declara que cuenta con la autorización del Departamento de Energía del Gobierno Federal de los Estados Unidos de América y que para la celebración de este convenio no requiere ningún otro permiso o autorización del Gobierno Federal, Estatal o Local de los Estados Unidos de América.

VII     De igual forma EPE declara, que previamente a la fecha de este Convenio, ha entregado a CFE copias certificadas de la autorización mencionada en el antecedente inmediato anterior.

VIII     CFE declara que para cubrir las erogaciones que se deriven del presente Convenio, utilizará los fondos de la correspondiente partida presupuestal autorizada por la Secretaría de Hacienda y Crédito Público.

3

IX     Los representantes de cada una de las Partes declaran que han sido autorizados por sus respectivas empresas para suscribir este Convenio y cuentan con facultades legales suficientes para este efecto, conforme a la documentación que exhiben y se agrega al presente Convenio como anexo.

S E C C I O N E S

SECCION 1 - DEFINICIONES

Para los efectos de este convenio, CFE y EPE convienen en establecer las siguientes definiciones convencionales:

1.1.         "Bloque de Energía." Para propósito de este Convenio de Servicio de intercambio E, "Bloque de Energía" significará la energía programada por CFE de acuerdo a la Sección 4 de este convenio, relacionada con una cantidad de capacidad correspondiente y proporcionada por EPE bajo este convenio.

1.2.         "CFE-Juárez". Tendrá el significado estipulado en la Sección 3.3 del Convenio Básico, y misma sección que se incorpora aquí por referencia, tal y como si se insertara a la letra.

1.3.         "El Paso. Tendrá el significado estipulado en la Sección 3.4 del Convenio Básico, y misma sección que se incorpora aquí por referencia, tal y como si se insertara a la letra.

1.4.         "Costo por Bloque de Energía". El costo mensual en dólares de los Estados Unidos de América por cada KWh de la energía, al precio que se conviene en la Sección 5.1.2.

SECCION 2 - PROPOSITO

2.1         El propósito de este Convenio de Servicio de intercambio E es el señalar los términos y

4

condiciones que permitirán transacciones de Bloques de Energía entre los sistemas eléctricos de CFE-Juárez y EL PASO. Este Convenio de Servicio de Intercambio E permitirá a las partes contratantes el utilizar más eficientemente la generación de energía, así como permitir una mayor flexibilidad de generación de energía y conveniencia de operación.

2.2     A partir de la fecha en que este Convenio de Servicio de Intercambio E entre en vigor de acuerdo a su Sección 3, EPE suministrara a CFE-Juárez Bloques de Energía, de acuerdo con las condiciones y términos estipulados en este convenio.

SECCION 3 - VIGENCIA

3.1     Este Convenio de Servicio de Intercambio E entrará en vigor después de firmado por ambas partes contratantes a partir del 1° de junio de 1995 y continuará vigente hasta el 31 de septiembre de 1995, y de mutuo acuerdo podrá extenderse de tal fecha en adelante, de mes a mes, pero por ninguna circunstancia más allá del 31 de diciembre de 1995.

SECCION 4 - BLOQUES DE ENERGÍA

4.1     EPE pondrá a disposición de CFE cantidades variables de energía hasta por 50 MW de Bloque de Energía, y CFE se compromete a cubrir los cargos correspondientes de acuerdo con las condiciones establecidas en las secciones 1.1 y 5 de este Convenio de Servicio de Intercambio E.

4.2     CFE deberá proporcionar a EPE sus programas de Bloque de Energía a las 12:00 P.M. Tiempo de la Montaña, del día anterior al que se haga efectiva la programación. Tales programas deberán formularse con una base semanal o mensual. Los programas de Bloque de Energía deberán ser considerados en exceso a la Demanda Mínima Mensual de Capacidad Firme, de acuerdo al Convenio de Servicio de Intercambio D.

5

4.3     En caso de una Emergencia (como se le define en la Sección 4.3. del Convenio de Servicio de Intercambio D) que ocurra durante el plazo de vigencia de este Convenio de Servicio de Intercambio E, cualquiera de las Partes contratantes puede interrumpir o restringir el suministro o recepción del Bloque de Energía mediante aviso verbal a la otra Parte contratante. Las Partes contratantes están de acuerdo en que EPE cortará o interrumpirá primero la Energía Económica, después el Bloque de Energía y por último, de ser necesario, la Capacidad Firme programada por CFE, conforme al convenio de servicio de intercambio que corresponda.

4.4     Los puntos de entrega serán los puntos de las interconexiones Ascárate-Rivereña y/o Diablo-Insurgentes, con el sistema CFE-Juárez u otros puntos que sean mutuamente convenidos.

SECCION 5 - BASES PARA LA COMPENSACION

5.1     EPE suministrará a CFE y ésta pagará a EPE el Bloque de Energía en dólares de los Estados Unidos de América durante el plazo de vigencia de este Convenio de Servicio de Intercambio E, como se pasa a señalar:

5.1.2 Cargo por Bloque de Energía: El cargo por Bloque de Energía Asociada se calculará a razón de $35.00 Dólares de los Estados Unidos de América, por megawatt hora que se suministre en el Bloque de Energía conforme a este Convenio de Servicio de Intercambio.

5.2     Dentro de los días (10) días de calendario siguientes al final de cada mes y por cada mes durante la vigencia de este Convenio de Servicio de Intercambio E, EPE facturará a CFE y ésta pagará a EPE por Bloque de Energía, precisamente en dólares, moneda legal de los Estados Unidos de América y en el banco en los Estados Unidos de América que le indique EPE a CFE, y dentro de los 21 (veintiún) días de calendario a la recepción de la factura.

6

SECCION 6 - ESTANDARES GENERALES

6.1     En el caso de que este Convenio de Servicio de Intercambio E se termine, las obligaciones de CFE respecto a compensación no pagada a EPE subsistirán hasta que tal compensación haya sido totalmente pagada.

6.2     El Convenio Básico celebrado entre las partes y salvo por las modificaciones a tal convenio que se estipulen en este Convenio de Servicio de Intercambio E, continuarán en vigor en sus términos originales.

6.3     En caso de cualquier discrepancia entre lo estipulado en el Convenio Básico y lo estipulado en este convenio, prevalecerán las disposiciones de este Convenio de Servicio de Intercambio E, como se señala en la Sección 7.1 del Convenio Básico.

En testimonio de lo cual las partes contratantes firman este Convenio en español y en ingles el día de julio de 1995.

EL PASO ELECTRIC COMPANY	COMISION FEDERAL DE ELECTRICIDAD

/s/[ILLEGIBLE]	/s/[ILLEGIBLE]

John C. Horne	Ing. Enrique Villanueva Landeros
Vicepresident	Subdirector de Transmisión, Transformación
y Control

/s/[ILLEGIBLE]
Ing. Raymundo Campos Milán
Coordinador del CENACE